KONATEL, INC.

FORM OF DIRECTOR/OFFICER INCENTIVE STOCK OPTION AGREEMENT

Name of Optionee:NAME
No. of Common Shares Covered: AMT	Date of Grant:DATE
Exercise Price Per Common Share: $PRICE (110% FMV on Grant Date)	Expiration Date: DATE
Exercise Schedule:

Date(s) of Exercisability and Vesting	No. of Common Shares as to which the Option becomes Exercisable
DATE	AMT

This is a Director/Officer Incentive Stock Option Agreement (the “Agreement”) between KonaTel, Inc. (the “Company”), and the optionee identified above (the “Optionee”), effective as of the Date of Grant specified above.

Recitals:

WHEREAS, the Board of Directors of the Company (the “Board”) and any Committee of the Board authorized by the Board with the responsibility of determining the grants of Options on the Shares (the “Committee”) hereby grants the Option to the Optionee to purchase the number of shares of $0.001 par value common stock of the Company (the “Shares”) specified at the beginning of this Agreement under the following terms and conditions:

1.	Grant. The Optionee is granted the Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price to the Optionee of each Share subject to the Option will be the Exercise Price specified at the beginning of this Agreement, which price may not be less than the Fair Market Value as of the Date of Grant.

3.	Incentive Stock Option. The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that to the extent the Option or part thereof fails to qualify as an incentive stock option, it will be treated as a non-statutory stock option.

4.	Exercise Schedule. The Option will vest and become exercisable as to the number of Shares and on the dates specified in the Exercise Schedule at the beginning of this Agreement. The Exercise Schedule will be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise the Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule.

The Option may also be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration.

a.	Timing. The Option will immediately expire on the earliest of:

i.	The time of 5:00 PM Eastern Time on the Expiration Date specified at the beginning of this Agreement;

ii.	The expiration of the period after the termination or resignation of the Directorship of the Optionee within which the Option can be exercised (as specified in Section 7 of this Agreement); or

iii.	Regardless of whether any Shares are vested or otherwise, upon the resignation or termination of the Optionee’s Directorship for cause, or if it is determined by the Company within ten (10) days after termination of the Optionee’s Directorship that cause existed for termination by the Company, the date of such determination.

b.	Expiration Final. In no event may anyone exercise the Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

c.	Rescission. If the Option is exercised, and prior to the delivery of the certificate representing the Shares so purchased, it is determined that cause for termination existed, then the Company, in its sole discretion, may rescind the Option exercise by the Optionee and terminate the Option.

6.	Procedure to Exercise Option.

a.	Notice of Exercise. The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary, in the NOTICE OF STOCK OPTION EXERCISE form attached to this Agreement. The notice shall state the number of Shares to be purchased and shall be signed by the person exercising the Option. If the person exercising the Option is not the Optionee, he/she also must submit appropriate proof of their right to exercise the Option.

b.	Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee shall provide for payment to the Company of the Exercise Price of the Shares being purchased through one or a combination of the following methods:

i.	Cash (including check, bank draft or money order); or

ii.	By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price of such Shares.

c.	Limitation on Payment by Shares. Notwithstanding Section 6(b) hereof, the Option may not be exercised through payment of any portion of the Exercise Price with Shares if, in the opinion of the Board, payment in such manner could have adverse financial accounting consequences for the Company that were not applicable at the time of the Date of Grant.

d.	Delivery of Certificates. As soon as practicable after the Company receives the notice and payment of the Exercise Price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully-paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, no certificate for Shares distributable under this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the General Rules and Regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated under the Securities Act and the Exchange Act, including published interpretations thereof by the SEC.

7.	Directorship/Officership Requirement. The Option may be exercised only while the Optionee remains a Director/Officer of the Company or a parent or subsidiary thereof, and only if the Optionee has been continuously so retained as a Director/Officer since the date the Option was granted; provided that:

a.	Post-Directorship/Officership. The Option may be exercised for one (1) year after resignation or termination of the Optionee’s Directorship/Officership, if such cessation is for a reason other than death or disability, but only to the extent that it was exercisable immediately prior to such resignation or termination; provided, however, that if resignation or termination of the Optionee’s Directorship/Officership shall have been for cause, the Option shall immediately expire, and all rights to purchase Shares, vested or otherwise, hereunder, shall immediately expire upon such termination.

b.	Death or Disability. The Option may be exercised to the extent that the Option was vested and exercisable as of the date of the death or disability of the Optionee, one year(1) after resignation or termination of the Optionee’s Directorship/Officership, if such resignation or termination of the Optionee’s Directorship/Officership is because of death or disability of the Optionee.

8.	Acceleration of Vesting.

a.	Change in Control. If a change in control (as defined below) of the Company or buyout of the operations of the Company shall or is to occur, then the Option, if not already exercised in full or otherwise terminated, expired or cancelled, shall become immediately vested and exercisable in full and shall remain exercisable for a period of thirty (30) days following the completion of the change in control.

b.	Discretionary Acceleration. Notwithstanding any other provisions of this Agreement to the contrary, the Board or any Committee may, in its sole discretion, declare at any time that the Option shall be immediately exercisable.

9.	Limitation on Transfer. During the lifetime of the Optionee, only the Optionee or their guardian or legal representative may exercise the Option. The Option may not be assigned or transferred by the Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Director Retirement Income Security Act, or the rules thereunder.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to the Option until the Share actually is issued to them upon exercise of the Option.

11.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin off), or any other change in the corporate structure or Shares of the Company, the Board or the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving corporation) may, without the consent of the Optionee, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities granted herein and, in order to prevent dilution or enlargement of rights of the Optionee, the number and kind of securities issuable upon exercise of the Option and the exercise price hereof.

12.	Tax Effect of Transfer of Shares. The Optionee hereby acknowledges that if any Shares received pursuant to the exercise of any portion of the Option are sold within two (2) years from the Date of Grant or within one (1) year from the effective date of exercise of the Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by the Optionee pursuant to an “incentive stock option” as defined in the Code; and that the Company shall not be liable to the Optionee in the event the Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code. Furthermore, the Optionee will promptly notify the Company, in writing, of any sale of Shares received through the exercise of any portion of the Option within two (2) years from the Date of Grant or within one (1) year from the effective date of exercise of the Option.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Board or the Committee, if there is a Committee, with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Optionee.

14.	Discontinuance of Directorship/Officership. This Agreement shall not give the Optionee a right to continued Directorship/Officership with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary retaining the Optionee as a Director/Officer may terminate their Directorship/Officership at any time and otherwise deal with the Optionee without regard to the effect it may have upon the Director under this Agreement.

15.	Option Subject to Articles of Incorporation and Bylaws. The Optionee acknowledges that the Option and the exercise thereof is subject to the Articles of Incorporation, as amended from time to time, and the Bylaws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of the Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

18.	Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder without regard to its conflict of law principles for all matters, including fundamental or procedural laws.

19.	Change in Control. For all purposes of this Agreement, “Change in Control” shall mean: (i) the completion of one or more transactions by which any person or entity (and his, her or its affiliates) becomes the beneficial owner of 50.1% or more of the voting power of the Company’s securities; or (ii) any merger, consolidation or liquidation of the Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of the Common Stock of the surviving company immediately after the merger; or (iii) substantially all of the assets of the Company are sold or otherwise to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Company is a member at the time of such sale or transfer.

The Optionee and the Company have executed this Agreement effective as of DATE.

OPTIONEE:

_______________________________________

NAME

KONATEL, INC.:

By ____________________________________

D. Sean McEwen

Chairman and Chief Executive Officer

NOTICE OF STOCK OPTION EXERCISE

KonaTel, Inc.

500 N. Central Expressway, Suite 202

Plano, TX 75074

Attention: Board of Directors

Dear Ladies and Gentlemen:

I am the holder of ________________ Stock Options, granted to me under the KonaTel, Inc. (the “Company”) 2018 Incentive Stock Option Plan, granted on ________________________ (Date of Grant) for the purchase of ________________ shares of $0.001 par value Common Stock of the Company (“Shares”) at a purchase price of $________ per share, which was 110% of the Fair Market Value of the Company’s common stock on the Date of Grant per Share.

I hereby exercise my option to purchase ________________ shares, for which I have enclosed: please enter one of three (3) choices (“cash,” “personal check” or “Stock Certificate No.(s)” ____________ in the total aggregate amount of __________________. Please register my stock certificate as follows:

Name(s):___________________________________

Street Address:______________________________

City, State & Zip Code:________________________

Social Security No.:__________________________

In connection with your acceptance of this Notice of Stock Option Exercise, I hereby represent, warrant and covenant as follows:

I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

I understand that: (i) the Shares underlying the Option(s) exercised hereby have been registered under the Securities Act (or additional reserved Shares under the Company’s 2018 Incentive Stock Option Plan will be registered as soon as is reasonably practical [the “Plan Shares”]); (ii) the Plan Shares must be sold in full compliance with the provisions of the Securities Act and the Exchange Act and the General Rules and Regulations of the SEC promulgated thereunder, including, but not limited to the Company’s “Insider Trading Policy” and the Company’s “Section 16 Exchange Act Memorandum,” of which I hereby acknowledge I have received and reviewed respective copies thereof; and (iii) “control” Plan Shares (those held directors, officers and other “affiliates” of the Company, including 10% shareholders) must be resold in accordance with the provisions of SEC Rule 144, except the “holding period” requirements of subparagraph (d) thereof are not applicable for any such registered Plan Shares.

Very truly yours,

___________________________________________

Signature